UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 15, 2008

TEAM, Inc.

(Exact Name of Registrant as Specified in Charter)

Texas	001-08604	74-1765729
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Hermann Drive

Alvin, Texas 77511

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (281) 331-6154

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate line below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 — CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 — CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the — Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the — Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

At the Annual Meeting of Shareholders of Team, Inc. (the “Company”) held on September 25, 2008, shareholders approved the material terms of Performance Goals that may apply to awards under the Team, Inc. 2006 Stock Incentive Plan (the “Plan”). Awards under the Plan may be granted to the Company’s employees, directors, consultants and advisors. Under the Plan, any Award may, but need not, be subject to the satisfaction of one or more Performance Goals. Performance-based compensation will be awarded if the Compensation Committee of the Company’s Board of Directors (the “Committee”) determines that such awards are in the best interest of the Company and its shareholders. Performance Goals for Awards will be determined by the Committee and will be designed to support the Company’s business strategy and align participants’ interests with shareholder interests.

Awards (other than stock options and stock appreciation rights) intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code will be subject to Performance Goals based on one or more of the following business criteria as applied, in the Committee’s discretion, to the Company as a whole or a division or business unit of the Company: earnings per share, return on equity, return on invested capital, relative total shareholder return, revenue growth, stock performance, net income, return on sales, return on assets, economic value added, cash flow, operating profits and net operating income. This description of the Plan is qualified in its entirety by reference to the actual Plan, which is filed as Exhibit 10.1 to this Form 8-K and incorporated herein by reference.

The Compensation Committee of the Board of Directors of Team, Inc. (the “Company”) approved equity Awards granted on October 15, 2008 to the senior officers of the Company pursuant to the Plan, including the following equity Awards issued to Named Executive Officers (based on the Company’s 2008 proxy statement) and the Company’s chief executive officer and principal financial officer:

Name	Stock Units (# of Shares)
Philip J. Hawk	27,383
Ted W. Owen	6,755
John P. Kearns	6,755
David C. Palmore	6,755
Arthur F. Victorson	6,755

Under the terms of Performance-Based Stock Unit Agreement, Mr. Hawk will be awarded Performance-Based Stock Units designated as the number of Stock Units that may be paid out in shares of the Company’s Common Stock if the Company achieves the annual Performance Goal(s) over the Performance Cycle(s) established by the Committee. Upon achievement of the annual Performance Goal(s) and the passage of the time vesting requirement, the restrictions on such award to Mr. Hawk will expire in equal annual installments on the first, second, third, fourth, and, if necessary, fifth anniversaries of the Date of Grant, unless earlier terminated in accordance with the Plan. In the event an annual Performance Goal(s) is not achieved within the stated Performance Cycle(s), the Performance Goal(s) may be achieved in subsequent Performance Cycles upon achievement of the cumulative Performance Goal established by the Committee. Until the Company’s Common Stock is issued in settlement of the Stock Units, the grantee will not be deemed for any purpose to be, or have rights as, a Company shareholder. In the event of a Change of Control (as such term is defined in the Performance-Based Stock Unit Agreement and the Plan) of the Company or in the event of Mr. Hawk’s death, any outstanding performance-based Stock Units will be accelerated and paid out in the Company’s Common Stock.

The Stock Units awarded to Messrs. Owen, Kearns, Palmore and Victorson permit each of them to receive, on predetermined dates upon expiration of applicable restrictions, shares in an amount equal to a specified number of shares of the Company’s Common Stock. The restrictions on the Awards will expire in equal annual installments on the first, second, third and fourth anniversaries of the Date of Grant, unless earlier terminated in accordance with the Plan. Until the Company’s Common Stock is issued in settlement of the Stock Units, the grantee will not be deemed for any purpose to be, or have rights as, a Company shareholder. In the event of a Change of Control (as such term is defined in the Stock Unit Agreement and the Plan) of the Company or in the event of a participant’s death, any outstanding Stock Units will be accelerated and paid out in the Company’s Common Stock.

Grants of Stock Units and Performance-Based Stock Units were awarded pursuant to the form of award agreement, filed as Exhibit 10.2 and 10.3 to this Form 8-K.

Item 9.01	Financial Statements and Exhibits.

Exhibit	Description
10.1	Team, Inc. 2006 Stock Incentive Plan

10.2	Form of Stock Unit Agreement

10.3	Form of Performance-Based Stock Unit Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Team, Inc. (Registrant)

Date: October 17, 2008	By:	/s/ André C. Bouchard
André C. Bouchard Senior Vice President – Administration, General Counsel and Secretary